Exhibit 99.a.1.I

NOTICE TO COMMON STOCKHOLDERS OF ETELECARE GLOBAL SOLUTIONS, INC.

EGS Acquisition Co LLC, a Delaware limited liability company (“EGS”), jointly owned by affiliates of Ayala Corporation (“Ayala”) and Providence Equity Partners Inc. (“Providence”), is filing on November 10, 2008 a Tender Offer Report on Philippine Securities and Exchange Commission (“Philippine SEC”) Form 19-1, pursuant to Section 19 of the Philippine Securities Regulation Code, for the purpose of purchasing all of the issued and outstanding common shares, par value PhP2.00 per share (the “Common Shares”) of eTelecare Global Solutions, Inc., a Philippine corporation (the “Company”), and all American Depositary Shares of the Company, each representing one Common Share (the “ADSs” and, together with the Common Shares, the “Shares”), at a price per Share of $9.00 in cash (the “Offer Price”), without interest thereon and less any required taxes or costs the Purchaser (as defined below), the Company or any paying agent may be required to deduct or withhold, in accordance with applicable law or rules, including payment of any stock transaction taxes, brokers’ commissions and other fees customarily for the account of a seller in connection with the “crossing” of the Common Shares on the Philippine Stock Exchange, Inc. (“PSE”), as set out in the Summary of Terms of the Tender Offer (Annex A of the Application to Sell Common Shares, which is Exhibit B of the Philippine SEC Form 19-1).

The Offer Price is subject to the terms and conditions specified in the Offer to Purchase, dated November 10, 2008, which is Exhibit A of the Philippine SEC Form 19-1 (as may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Application to Sell Common Shares and ADS Letter of Transmittal (collectively and as may be amended or supplemented from time to time, the “Acceptance Forms,” which, together with the Offer to Purchase, constitute the “Offer”). Prior to the consummation of the Offer, EGS intends to assign all its rights and obligations with respect to the Offer to a newly-formed Philippine corporation formed for the purpose of purchasing the Shares tendered in the Offer, such newly-formed corporation to be directly or indirectly owned by the same affiliates of Providence and Ayala as EGS (the “Philippine Purchaser”).  Any assignment by EGS of its rights and obligations to the Philippine Purchaser to purchase Shares under the Offer will not relieve EGS of any of its obligations to the holders of Shares who have tendered their Shares in the Offer.  As used herein, references to the “Purchaser” mean EGS and/or the Philippine Purchaser, as applicable.

Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares.

Tendering holders of Common Shares will automatically receive the Offer Price in U.S. dollars unless they make an election to receive the Offer Price in Philippine pesos.  For those holders of Common Shares who elect Philippine pesos, if the Offer is completed (i) the Offer Price will be exchanged into Philippine pesos based on the morning weighted average exchange rate for the U.S. dollar/Philippine peso announced as AM WT AVE on the Reuters Page under PDSPESO at the close of business on the business day before the “crossing” of the Common Shares on the PSE, which is anticipated to be three business days after the Expiration Date and (ii) such tendering holders will receive the Offer Price in Philippine pesos based on such exchange rate, minus a fee with respect to the conversion of U.S. dollars to Philippine pesos of Php0.05 for every $1.00.  Holders of Common Shares are encouraged to speak to their advisors as to whether they should select payment in U.S. dollars or Philippine pesos.

The Offer shall commence on November 10, 2008 and will expire at 2:00 p.m. Philippine time, 1:00 a.m. New York City time, on December 11, 2008 (“Expiration Date”) unless the Purchaser extends the Offer, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires. The Purchaser reserves the right to extend the Offer with the approval of the Philippine SEC and subject to the terms of its agreement with the Company. Any such extension shall be announced by publication before the Expiration Date.

Stockholders who wish to offer all or a portion of their Common Shares for sale to the Purchaser may do so by submitting, prior to the Expiration Date, a duly accomplished Application to Sell Common Shares together with required documentary requirements to Deutsche Regis Partners Inc. (the “Common Share Information and Depositary Agent”) at 23/F Tower One, Ayala Triangle, 1226 Makati City, Philippines, telephone no. (632) 894 6625, to the attention of Mr. Arnold Palada or Ms. Judith Tañedo.

“Scrip” stockholders (i.e., stockholders who hold share certificates) must submit: (i) duly accomplished Application to Sell Common Shares; and (ii) Company stock certificates duly endorsed and to be verified by the Professional Stock Transfer Inc., the stock transfer agent of the Company, as valid and authentic certificates.  Those whose stock certificate/s is/are lost should submit: (i) one (1) original of a duly notarized affidavit of loss; (ii) copy of the affidavit of loss as published in a newspaper of general circulation; (iii) affidavit of publication (of affidavit of loss); and (iv) bond.

“Scripless” stockholders (i.e., stockholders whose Common Shares are held by brokers under their respective Philippine Depository and Trust Corporation (“PDTC”) accounts) who wish to accept the Offer, must instruct their brokers or custodian (the “PSE Broker”) to electronically transfer their Common Shares to the Common Share Information and Depositary Agent.  The PSE Broker who hold(s) the Common Shares, should, upon receipt or knowledge of the Notice of Tender Offer to Common Stockholders of the Company, immediately notify the relevant stockholder that, should the stockholder wish to sell its/his/her Common Shares in the Company to the Purchaser, the stockholder must instruct the PSE Broker to electronically transfer its/his/her Common Shares to the Common Share Information and Depositary Agent, as custodian for such shares, on or before the Expiration Date and instruct such broker or custodian to complete, execute and return to the Common Share Information and Depositary Agent prior to the Expiration Date an Application to Sell Common Shares in accordance with the instructions of the Application to Sell Common Shares.  When tendering Common Shares, the PSE Brokers are required to submit a letter to the Common Share Information and Depositary Agent (in the form attached to the Philippine SEC Form 19-1 filed by the Purchaser with the Philippine SEC) on or before the Expiration Date, as well as the duly completed Application to Sell Common Shares and other documentary requirements.

For both holders of scrip and scripless Common Shares, the Application to Sell Common Shares must be submitted together with the following documentary requirements: (a) for individual stockholders, (i) for stockholders acting through an attorney-in fact, a duly notarized Irrevocable Power of Attorney (in substantially the form attached as Annex B to the Application to Sell Common Shares); (ii) photocopies of two (2) valid identification cards showing the applicant’s signature and photograph, i.e., driver’s license, tax identification card, Social Security Services/Government Services and Insurance System card or passport; and (iii) duly accomplished signature cards containing the specimen signature of the stockholder; (b) for corporate stockholders, (i) a notarized Board Resolution (in substantially the form of the Secretary’s Certificate attached as Annex C to the Application to Sell Common Shares) authorizing the sale of Common Shares, designating signatories for the purpose and indicating the specimen signatures of those signatories (the “Secretary’s Certificate”); (ii) copy of Philippine SEC Registration or equivalent constitutive document certified as true copy of the original by the Corporate Secretary or equivalent person having official custody of company records; and (iii) copy of latest Articles of Incorporation and By-Laws or equivalent constitutive document certified as true copy of the original by the Corporate Secretary or equivalent person having official custody of company records; and (c) for partnership stockholders, (i) copy of such entity’s registration or equivalent constitutive document certified as true copy of the original by the Corporate Secretary or equivalent person having official custody of partnership records; (ii) copy of latest Articles of Partnership and Partnership Agreement or equivalent constitutive document certified as true copy of the original by the Corporate Secretary or equivalent person having official custody of partnership records; and (iii) a notarized Partnership Resolution (in substantially the form of the Partners’ Certificate attached as Annex D to the Application to Sell Common Shares) (the “Partners’ Certificate”) authorizing the sale of Common Shares, designating signatories for the purpose and indicating the specimen signatures of those signatories.

Any Irrevocable Power of Attorney, Secretary’s Certificate and Partners’ Certificate executed outside the Philippines must be consularized at the appropriate Philippine consulate.  Any duly accomplished Application to Sell Common Shares need not be notarizied or consularized in order to be accepted. Consularization can be a time-consuming process.  Stockholders who intend to tender their Common Shares are encouraged to initiate this process as early as possible.

The Common Shares shall be deemed accepted by the Purchaser on the Expiration Date,  subject to the conditions that: (i) all the conditions of the Offer have been satisfied on such date and (ii) the Common Share Information and Depositary Agent has determined that the tendering holders of Common Shares shall have obtained all the required approvals and authorizations to enable it to transfer the Shares to the Purchaser and shall have complied with all the terms of the Offer.  The foregoing conditions (other than the Minimum Tender Condition) of the Offer may be waived at the sole discretion of the Purchaser. The Minimum Tender Condition requires the Purchaser to have received, prior to the expiration of the Offer, valid acceptances (which have not been validly withdrawn) in respect of Shares representing at least 66.67% of the Shares outstanding (on a fully diluted basis, after giving effect to exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into or for Shares). The Offer is not subject to any financing condition.

Acceptance of Applications to Sell Common Shares is subject to the Summary of Terms of the Tender Offer. The Purchaser, through the Common Share Information and Depositary Agent, at its sole discretion, shall have the absolute right to reject any and all Applications to Sell Common Shares determined by it not to be in the proper form or the acceptance for payment of or payment for which may, in the Purchaser’s opinion, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Common Shares of any particular holder whether or not similar defects or irregularities are waived in the case of any other holder.  No tender of Common Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived.  Tendering holders of Common Shares whose Applications to Sell Common Shares have been rejected, in whole or in part, shall be notified of such fact by the Common Share Information and Depositary Agent and the share certificates and other documents submitted will be returned as soon as possible, but in any event within ten (10) business days from the Expiration Date.

The Common Shares tendered and accepted are expected to be crossed at the PSE three (3) business days after the Expiration Date, subject to the approval by the PSE.

The settlement date shall be within three business days after the crossing of the Common Shares on the PSE.

Tendering holders of Shares shall have the right to withdraw any Shares tendered at any time until the Offer has expired in accordance with the procedures set forth below.  In addition, unless Shares tendered pursuant to the Offer are accepted for payment by the Purchaser, such Shares may be withdrawn at any time after January 8, 2009.

For withdrawal of the Common Shares to be effective, a written or facsimile request for withdrawal (provided the original of such facsimile transmission is subsequently received by the Common Share Information and Depositary Agent prior to the Expiration Date) must be received by the Common Share and Information and Depositary Agent on or before 2:00 p.m. Philippines time on the Expiration Date at the address set forth herein.  The withdrawal request must specify the name, address and personal identification card or passport number or other necessary information (as applicable) of the tendering stockholder and the number of previously tendered Shares to be withdrawn.  If the stock certificates evidencing the Common Shares have been delivered to the Common Share Information and Depositary Agent, the serial numbers shown on such certificates must be indicated in the written request. No request for withdrawal of fractions of Shares will be considered.  The Purchaser, through the Common Share Information and Depositary Agent, shall have the right in its sole discretion, to determine the form and validity of the notice of withdrawal, including the time of receipt thereof and such determination shall be final and binding. None of the Purchaser, the Common Share

Information and Depositary Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

Withdrawals may not be rescinded.  Any Common Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Summary of Terms of the Tender Offer.

The Board of Directors of the Company (the “Board”) (excluding the interested director, Mr. Alfredo I. Ayala) has unanimously approved and recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer. Accordingly, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 in relation to the Offer with the United States Security and Exchange Commission.  The Company has made the corresponding filings with the Philippine SEC, with copy to the PSE, on Philippines SEC Form 17-C. The stockholders should be aware that Mr. Alfredo I. Ayala, a director of the Company and a managing director of Ayala, may have interests in the Offer that are different from or in addition to the interests of the other stockholders of the Company generally, and as a result, recused himself from all Board deliberations regarding the Offer.

N M Rothschild & Sons (Singapore) Limited, as financial advisor to EGS, has confirmed that resources available to the Purchaser should be sufficient to satisfy full acceptance of the tendered Common Shares.

Stockholders are advised to read the Application to Sell Common Shares, the Summary of Terms of the Tender Offer and the Philippine SEC Form 19-1 filed by the Purchaser with the Philippine SEC.  Copies of the Philippine SEC Form 19-1 and the Philippine Form 17-C refered to above shall be mailed by the Common Share Information and Depositary Agent to the holders of Common Shares at their registered addresses, and are also available at the offices of the Common Share Information and Depositary Agent.  For queries, please call the Common Share Information and Depositary Agent at the contact details indicated above.

For queries on the tender of the ADSs, ADS holders may contact Georgeson Inc., the ADS Information Agent, with address at 26/F, 199 Water Street, New York, NY 10038-3560, and telephone number at +1 (866) 873-6980 or +1 (212) 440-9800.